Exhibit 99
L-3 COMMUNICATIONS INITIATES FULL REDEMPTION OF ITS
OUTSTANDING 7 5/8% SENIOR SUBORDINATED NOTES
NEW YORK, October 2, 2009—L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, has initiated a full redemption of its outstanding $750 million 7 5/8% Senior Subordinated Notes due in 2012 (the “Notes”). All Notes will be redeemed on November 2, 2009, at a redemption price of 101.271% of the principal amount thereof, plus accrued and unpaid interest to November 2, 2009. On or before November 2, 2009, the Notes should be presented to The Bank of New York Mellon, as paying agent for the redemption, at the address set forth in the Notice of Redemption. The Notice of Redemption was sent to all registered holders on October 2, 2009.
Interest on the Notes will cease to accrue on and after November 2, 2009 and the only remaining right of holders of the Notes is to receive payment of the redemption price upon surrender to the paying agent, plus accrued and unpaid interest up to, but not including, November 2, 2009.
In connection with the redemption of the Notes, the company will record a noncash debt retirement charge in the fourth quarter of 2009 of approximately $9.2 million ($5.6 million after income tax) or $0.05 per diluted share.
This press release shall not constitute a notice of redemption of the Notes.
Headquartered in New York City, L-3 employs over 66,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2008 sales of $14.9 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.
Source: L-3 Communications
L-3 Communications
Corporate Communications
212-697-1111